Exhibit 77(q)(1)(a)(1)

                        ING VP BALANCED PORTFOLIO, INC.

                             ARTICLES SUPPLEMENTARY


         ING VP BALANCED PORTFOLIO, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation hereby supplements its Articles of Amendment and Restatement as currently in effect (the "Charter") in accordance with Section Sixth and Section Ninth (g), to designate five hundred million (500,000,000) shares of stock of the Corporation as shares of "Adviser Class."

         SECOND: The total number of shares of Capital Stock that the Corporation currently has authority to issue is two billion (2,000,000,000), with a par value of one-tenth of one cent ($.001) per share, and an aggregate par value of two million dollars ($2,000,000).

         THIRD: Immediately prior to the effectiveness of the Charter supplement set forth in Article FIRST, the shares of Capital Stock of the portfolios of the Corporation were designated as follows:

  Name of Class of Series                         Number of Shares Allocated


          Class I                                         500,000,000

                                                          500,000,000
          Class S

for a total of one billion (1,000,000,000) shares classified into separate classes of Capital Stock, with one billion (1,000,000,000) being unclassified.

         FOURTH: Immediately following the effectiveness of the Charter supplement set forth in Article FIRST, the shares of Capital Stock of the Corporation are designated as follows:

  Name of Class of Series                         Number of Shares Allocated

       Adviser Class                                      500,000,000

           Class I                                        500,000,000

           Class S                                        500,000,000

for a total of one billion, five hundred million (1,500,000,000) shares classified into separate classes of Capital Stock, with five hundred million (500,000,000) being unclassified.

         FIFTH: The amendment to the Charter of the Corporation herein set forth was duly approved by a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

         SIXTH: The amendment to the Charter herein set forth does not increase the authorized stock of the Corporation.

         SEVENTH: The effective date of this amendment to the Charter is April 29, 2005.

         IN WITNESS WHEREOF, ING VP Balanced Portfolio, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledged that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:                              ING VP Balanced Portfolio, Inc.


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Name:  Theresa K. Kelety, Esq.        Name:  Michael J. Roland
Title: Secretary                      Title: Executive Vice President


Dated: ______________